Exhibit 99.1

Contact:
November 15, 2004	Investor Relations
(650) 635-1100

ViroLogic Announces Third Quarter 2004 Financial Results

Conference Call to Review Details at 8:30 a.m. ET Today

SOUTH SAN FRANCISCO, Calif., November 15, 2004 — ViroLogic, Inc. (Nasdaq: VLGC) today reported financial results for the third quarter and nine months ended September 30, 2004.

Revenue for the third quarter of 2004 was $8.6 million compared to revenue of $9.1 million for the third quarter of 2003. The Company’s patient testing business was $5.9 million in the third quarter of 2004 compared to $6.2 million in the third quarter of 2003. As previously disclosed, the factors affecting patient testing revenue included: a higher than expected number of tests for which results could not be generated due to sample handling and quality prior to submission to ViroLogic; a larger than normal backlog of in-process tests; and lower test volume from Florida due to the hurricanes. Revenue from the Company’s pharmaceutical testing business was approximately $2.1 million in the third quarter of 2004 compared to $2.6 million for the same period in 2003 reflecting the previously disclosed delays in the start of certain late-stage clinical trials.

Gross margin on product revenue was 48 percent in the third quarter of 2004 compared to 50 percent reported during the same quarter last year. Operating costs and expenses for the third quarter of 2004 were $10.2 million, compared to $9.6 million for the same period in 2003.

For the third quarter of 2004, the net loss applicable to common stockholders was $1.7 million, or $0.03 per common share, compared to a net loss applicable to common stockholders of $0.8 million, or $0.02 per common share, for the same period in 2003.

“PhenoSense GT™, our combination resistance test, continues to be well received by physicians, and we are encouraged by the growing use of new assays by our pharmaceutical company customers in their drug development programs,” said William D. Young, CEO and Chairman of ViroLogic. “We are continuing to implement education and field service programs to improve patient sample collection and handling in order to systematically address the various factors that contributed to third quarter results.”

Nine Month Results

The Company reported revenue of $26.9 million for the first nine months of 2004, an increase of 12 percent over revenue of $24.0 million for the same period of 2003. Operating costs and expenses for the first nine months of 2004 were $31.1 million, compared to $29.3 million for the same period of 2003.

Net loss for the first nine months of 2004 was $4.2 million, or $0.08 per common share, compared to a net loss of $5.1 million, or $0.17 per common share, for the same period in 2003.

In the first nine months of 2004, the Company recorded stock dividends to preferred stockholders of $0.2 million. In the first nine months of 2003, the Company recorded a non-cash deemed dividend to preferred stockholders of $2.2 million resulting from a warrant exchange approved by the Company’s stockholders on February 4, 2003 relating to the sale of Series C convertible preferred stock, and recorded stock dividends to preferred stockholders of $1.4 million, resulting in net loss applicable to common stockholders of $0.28 per common share.

The Company had $8.1 million of cash, cash equivalents, short-term investments and restricted cash at September 30, 2004. The Company used cash from operations of $0.3 million and paid non-operating merger-related costs of $1.4 million related to the proposed merger with ACLARA BioSciences, Inc. (ACLARA) during the nine months ended September 30, 2004. Cash from operations can fluctuate from one quarter to the next depending on timing of cash receipts and payment of costs and expenses.

Merger with ACLARA BioSciences, Inc.

“We are enthusiastic about our pending merger with ACLARA which will allow us to create an emerging leader in individualized molecular diagnostics focused on broader and larger markets including infectious diseases and cancer. As a combined company, we believe we will be able to aggressively address the sizeable opportunity for cancer testing using the model we have successfully implemented for HIV testing,” stated Young.

ViroLogic and ACLARA will convene their respective annual stockholder meetings at 9:00 a.m., Pacific Time, on Friday, December 10, 2004. At the meetings, stockholders will be asked to approve certain matters related to the previously announced merger agreement between the companies, which was amended on October 18, 2004. The ViroLogic stockholders will be asked to approve, among other things, the issuance of shares of ViroLogic common stock in the proposed transaction, as well as an increase in the authorized common stock of ViroLogic. The ACLARA stockholders will be asked, among other things, to approve and adopt the amended merger agreement and approve the merger.

Recent Corporate Highlights

•	Christos J. Petropoulos, Ph.D., Virologic’s Vice President of Research and Development, presented an assessment of viral fitness, and described the benefits of using ViroLogic’s Replication Capacity (RC) assay, an in vitro surrogate for viral fitness, as a clinical tool for use in the management of HIV infection at the “Viral Fitness” session of the 44th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). Viral fitness refers to the ability of HIV to replicate and cause disease in the infected host; and,

•	Presented eight other abstracts at ICAAC focused on various applications of the PhenoSense Entry assay, which increasingly is utilized by drug developers to assess resistance to the new entry inhibitor class of drugs, as well as viral tropism for chemokine co-receptors.

•	ViroLogic is scheduled to present at the First Annual Lazard’s Life Sciences Conference, Tuesday, November 30, 2004, 8:30 a.m. ET, at the Mandarin Oriental Hotel (Grand Salon), in New York.

Conference Call Details

ViroLogic will host a conference call today at 8:30 a.m. Eastern Time. To access the live call, please dial 1-866-800-8652 (U.S.) or 617-614-2705 (international) fifteen minutes before the conference begins. The participant code is 22871658. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.virologic.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 286-8010 or 617-801-6888 for international callers, until November 26, 2004. The replay passcode is 39389010.

The information provided on the teleconference is only accurate at the time of the conference call, and ViroLogic will take no responsibility for providing updated information except as required by law.

About ViroLogic

ViroLogic is a biotechnology company advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious viral diseases such as AIDS and hepatitis. The Company’s products are designed to help doctors optimize treatment regimens that lead to better patient outcomes and reduced costs. ViroLogic’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines targeted at emerging drug-resistant viruses. More information about the Company and its technology can be found on its web site at www.virologic.com.

Certain statements in this press release are forward-looking, including statements relating to the acceptance of the Company’s PhenoSense GT™ our combination resistance test and the growing use of the Company’s assays by pharmaceutical company customers, the pipeline and timing of customer clinical trials, the potential impact of education and field service programs on patient sample collection and handling, and anticipated completion of and benefits from the proposed merger with ACLARA BioSciences, Inc. (ACLARA). These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from anticipated results or expectations and include, but are not limited to, the risk that the Company’s products may not continue to be accepted or that increased demand may not develop as anticipated, the timing of customer clinical trials, risks related to our pending merger with ACLARA, including the risk that the closing conditions of the merger may not be satisfied and the merger may not be completed, and costs related to the proposed merger may adversely impact ViroLogic’s financial performance and/or condition, the risks that the Company’s products may not perform, whether ViroLogic successfully introduces new products, risks related to the implementation of the Company’s distribution agreement with a national laboratory, whether others introduce competitive products, the risk that gross margins may not increase as expected, whether payors will authorize reimbursement for its products, whether the FDA or any other agency will decide to regulate ViroLogic’s products or services, whether the Company will encounter problems or delays in automating its processes, whether intellectual property underlying the Company’s technology is adequate, whether licenses to third party technology will be available, and whether ViroLogic will be able to raise sufficient capital when required. For a discussion of these and other factors that may cause ViroLogic’s actual events to differ from those projected, please refer to the Company’s most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and the Joint Proxy/Prospectus related to the proposed merger with ACLARA, as well as other subsequent filings with the Securities and Exchange Commission.

ADDITIONAL INFORMATION

ViroLogic, Inc. has filed with the Securities and Exchange Commission a registration statement on Form S-4 (File No. 333-120211) that includes an amended joint proxy statement/prospectus of ViroLogic and ACLARA and other relevant documents in connection with the proposed transaction. Investors and security holders of ViroLogic and ACLARA are advised to read the amended joint proxy statement/prospectus, and other documents filed by ViroLogic and ACLARA, because they will contain important information about ViroLogic, ACLARA and the proposed transaction. Investors and security holders may obtain a free copy of the amended joint proxy statement/prospectus, and other documents filed by ViroLogic and ACLARA at the Securities and Exchange Commission’s web site at www.sec.gov. The amended joint proxy statement/prospectus and such other documents may also be obtained from ViroLogic by directing such request to ViroLogic, Inc., 345 Oyster Point Blvd; South San Francisco, California 94080, Attention: Investor Relations. The amended joint proxy statement/prospectus and such other documents may also be obtained from ACLARA by directing such request to ACLARA BioSciences, Inc., 1288 Pear Avenue, California 94043, Attention: Investor Relations. ViroLogic, ACLARA and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of ViroLogic and ACLARA with respect to the transactions contemplated by the amended merger agreement. A description of any interests that ViroLogic’s or ACLARA’s directors and executive officers have in the proposed merger is included in the amended joint proxy statement/prospectus. Information regarding ViroLogic officers and directors is included in ViroLogic’s 10-K/A filed with the Securities and Exchange Commission on April 23, 2004. Information regarding ACLARA’s officers and directors is included in ACLARA’s 10-K/A filed with the Securities and Exchange Commission on April 29, 2004. These materials are available free of charge at the Securities and Exchange Commission’s web site at http://www.sec.gov and from ViroLogic and ACLARA.

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VIROLOGIC, INC.

SELECTED FINANCIAL DATA

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Statement of Operations Data:
Revenue
Product revenue	$7,977	$8,759	$25,351	$23,096
Contract revenue (a)	645	366	1,520	950

Total revenue	$8,622	$9,125	$26,871	$24,046

Operating costs and expenses:
Cost of product revenue	4,186	4,403	13,077	12,490
Research and development	1,618	1,090	4,611	3,525
General and administrative	2,019	2,113	5,849	6,954
Sales and marketing	2,406	1,990	7,148	6,301
Lease termination charge	—	—	433	—

Total operating costs and expenses	10,229	9,596	31,118	29,270

Operating loss	(1,607)	(471)	(4,247)	(5,224)
Interest income	24	22	64	85
Interest expense	(5)	(32)	(24)	(120)
Other income	—	52	—	156

Net loss	(1,588)	(429)	(4,207)	(5,103)
Deemed dividend to preferred stockholders	—	—	—	(2,155)
Preferred stock dividend	(91)	(413)	(236)	(1,386)

Net loss applicable to common stockholders	$(1,679)	$(842)	$(4,443)	$(8,644)

Basic and diluted amounts per common share:
Net loss	$(0.03)	$(0.01)	$(0.08)	$(0.17)
Dividends to preferred stockholders	—	(0.01)	—	(0.11)

Net loss applicable to common stockholders	$(0.03)	$(0.02)	$(0.08)	$(0.28)

Weighted average shares used in computing basic and diluted net loss per common share	53,672	34,365	53,435	30,809

	September 30, 2004	December 31, 2003 (b)
	(Unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$7,390	$9,430
Accounts receivable, net	5,515	6,165
Working capital	8,764	13,038
Restricted cash	676	776
Total assets	26,447	28,378
Long term obligations, less current portion	39	87
Redeemable convertible preferred stock	1,994	1,994
Total stockholders’ equity	$16,843	$20,587

(a)	Contract revenue consists of NIH grant, commercial development and other revenue. The expenses associated with contract revenue for the three and nine months ended September 30, 2004 totaled $0.6 million and $1.5 million, respectively, compared to $0.4 million and $0.8 million, respectively, for the corresponding periods in 2003, and are included in research and development expenses.

(b)	The balance sheet data is derived from audited financial statements for the year ended December 31, 2003, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.